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                                                                     EXHIBIT 2.8

                     INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT is entered into as of the last date of execution below, by and between Gates, McDonald & Company, a corporation organized and existing under the laws of Ohio, with offices at 3455 Mill Run Drive, Hilliard, Ohio, 43026 ("Licensor") and Garcia Acquisition Sub, Inc., a Missouri corporation with offices at 1850 Borman Court, St. Louis, MO 63146 ("Licensee").

WHEREAS, Licensor is the owner of all right, title and interest in and to the trademarks, service marks, domain names and trade names listed on the annexed Schedule A (the "Marks"), as attached, which schedule may be updated from time to time; and

WHEREAS, Upon the consummation of the Asset Purchase Agreement from the Licensor to the Licensee, the Licensor desires to grant to Licensee and Licensee desires to take a license to use the Marks designated on Schedule A for a limited period during transition of Licensee's unemployment compensation business as a result of the Asset Purchase Agreement.

NOW, THEREFORE, the parties agree that the Licensee may use the Licensor's Marks during the Term of this Agreement as follows:

1. GRANT OF LICENSE. Subject to the terms and conditions of this Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor grants to Licensee a non-exclusive, non-transferable, limited license to use the Marks on or in connection with the business referenced above solely in the United States. Licensee may only use the Marks as approved by Licensor. All rights not specifically granted to Licensee under this Agreement are reserved to Licensor.

2. ACKNOWLEDGMENT OF RIGHTS. Licensor represents and Licensee acknowledges the proprietary nature of all the Marks, and that the Marks have achieved secondary meaning in the mind of the public, and that all right, title and interest in and to the Marks belong to Licensor and any use Licensee has made or will make of the Marks has conferred and will confer no ownership rights or benefits upon Licensee.

3. TERM. This Agreement shall remain in effect for six months from the date of execution (the "Term") subject to the right of Licensee to automatically renew this Agreement at the end of such Term, unless terminated pursuant to Section 9 of this Agreement. The automatic renewal will be limited to one subsequent Term of six (6) months and any such desire by Licensee to enter an agreement to license the Marks for an additional term will require monetary compensation. Following conclusion of the Term, Licensee may make no reference in any marketing materials distributed to the general public or in any other manner its prior affiliation with Licensor (or any other prior connection with the Marks) without Licensor's prior consent.

4. QUALITY CONTROL AND APPROVALS. All items or materials bearing the Marks produced or distributed by Licensee shall be maintained at a high-quality standard acceptable to


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Licensor (which standard shall be consistent with Licensor's own policies and procedures applicable to the Marks). Licensee shall comply with all laws, regulations and standards relating or pertaining to the manufacture, sale, advertising of products or services sold under the Marks. At least 30 days prior to each use, Licensee agrees to furnish Licensor for its approval, free of cost, a sample of each item bearing the Marks prior to any distribution of such items by Licensee. Any matter submitted to Licensor for approval shall be deemed NOT APPROVED if Licensor does not approve such matter in writing within thirty (30) days of its receipt by Licensor. Licensor agrees to promptly respond in good faith to any such matters submitted to it for its approval. Revocation of approval may be made as to the use of the Marks if it is reasonably determined by Licensor that such use is non-conforming as to the Licensor's quality standards, or such use is not in compliance with all relevant laws, regulations or standards relating to the manufacturing, sale, or advertising of related products and services sold under the Marks.

5. NOTICES AND REGISTRATIONS. All uses of the Marks shall follow Licensor branding standards, including notice designations specified by Licensor in such standards (e.g., "(R)", "SM" or "TM"). Licensor shall have the right to revise the notice requirements. Upon request, Licensee shall deliver to Licensor the required number, type of specimens, and example of each item using the Marks at no cost.

6. INSPECTION. Licensee will permit inspection of all goods published by Licensee with which Licensee uses or intends to use the Marks, and Licensee shall upon request of Licensor submit to Licensor, or its duly authorized representatives, samples of the materials used bearing the Marks. If at any time Licensor has cause to believe or know that goods or services are being sold under the Marks are not of the best quality equal to the sample that Licensee shall submit to Licensor for approval prior to its public or private distribution, Licensor shall notify Licensee and inquire as to whether such inferior goods or services emanate from Licensee. If such goods or services emanate from Licensee, Licensee shall act promptly to correct any defect in the quality of the goods or services. Any defect not cured within 14 days of notice to cure from the Licensor, may be deemed a breach of this Agreement.

7. INDEMNIFICATIONS AND PROTECTIONS. Licensee shall defend, indemnify and hold Licensor harmless from all claims, demands, liabilities, suits, judgments, and proceedings, or other actions, including reasonable attorney's fees, brought or alleged against Licensor based upon Licensee's use of the Marks that are the subject matter of this Agreement (except to the extent that Licensor has an indemnification obligation below).

     Licensor shall defend, indemnify and hold Licensee harmless from all claims, demands, liabilities, suits, judgments, and proceedings, or other actions, including reasonable attorney's fees, brought or alleged against Licensee asserting that Licensee's use of the Marks pursuant to this Agreement infringes or dilutes the rights of a third party.

     During any time of this Agreement, should goods or services that bear Marks that infringe Licensor's Marks appear, Licensor may pursue infringement actions against unauthorized users of the Marks but is not obligated to do so under the terms of this Agreement.


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8.   SPECIFIC UNDERTAKINGS OF LICENSEE. Licensee agrees that it shall not:

     a) Directly or indirectly attack Licensor's title to any of the Marks or the validity of the license granted hereunder;

     b) Seek to register any of the Marks or any designation confusingly similar anywhere in the world or use any of the Marks or any designation confusingly similar therewith in any manner other than as licensed hereunder;

     c)   Harm, misuse or bring into disrepute any of the Marks;

     d) Create or incur any expenses chargeable to Licensor relative to the Marks under this Agreement.

9. TERMINATION. Licensor shall have the right to terminate this Agreement due to a material noncompliance with this agreement or a material noncompliance with any other regulatory standards that may bring disrepute to the Marks. Such termination shall be without prejudice and is effected by written notice to the Licensee.

Licensor shall also have the right to terminate this Agreement without prejudice to any other rights and remedies it may have upon the occurrence of one or more of the following events (collectively, "Defaults"). Any of the following Defaults may be deemed a material breach of this Agreement.

     A. A governmental agency or court of competent jurisdiction finds that any of Licensee's goods or services fails to materially comply with governmental laws or regulations;

     B. Licensee is unable to pay its debts when due, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or files or has filed against it any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or suffers a receiver or trustee to be appointed for its business or property, or is adjudicated a bankrupt or an insolvent. In the event the license granted hereunder is terminated pursuant to this paragraph, neither Licensee nor its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have any right to sell, exploit or otherwise deal with the Marks or materials; or

     C. Licensee is in material breach of the terms or undertakings of this Agreement.

Upon termination by Licensor: (i) all rights, licenses, and privileges granted to Licensee hereunder shall automatically revert to Licensor; (ii) Licensee shall execute any and all documents requested by Licensor evidencing such automatic reversion; and (iii) at Licensor's


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discretion and Licensee's expense, within thirty (30) days of termination,
Licensee shall destroy or dispose of to Licensor's satisfaction all items and other materials bearing or including any of the Marks; (iv) licensee shall confirm compliance of this section in writing.

10. DAMAGE FROM BREACH. Licensee acknowledges that its failure to perform any of the terms or conditions of this Agreement, including its failure to maintain the high quality of items or services provided under the Marks, or its failure upon termination of this Agreement to stop use of the Marks would result in immediate and irreparable damage to Licensor, for which there would be no adequate remedy at law, and would entitle Licensor to preliminary and permanent injunctive relief in addition to all other available remedies.

11. WARRANTIES OF LICENSOR AND LICENSEE. Each party represents and warrants to the other party as follows:

     A. Licensor has the full authority to enter into this Agreement, that it is the sole owner of all right, title and interest in, to and under the Marks. To the best of Licensor's knowledge, any use of the Marks by Licensor in connection with its unemployment compensation business did not and does not infringe the intellectual property rights of a third party.

     B. Licensee has the full authority to enter into this Agreement and that this Agreement will not affect or conflict with any agreements to which Licensee is currently a party.

     C. Licensee is not at this time a party to any actions or proceedings at law or at equity, suits or proceedings, or oppositions of any kind.

12. NOTICES. All notices provided for herein shall be in writing, and directed to the parties at the addresses first set forth above, unless a party gives notice of a change of this address: to Licensor, to the attention of John T. Harmon, Office of General Counsel, at Licensor's address; and to Licensee, to the attention of Thomas Werner, General Counsel, at Licensee's address.

13. NON-ASSIGNABILITY. This Agreement is personal to Licensee, and Licensee shall not assign, sell, sublease or franchise any of its rights hereunder.

14. GOVERNING LAW JURISDICTION. This Agreement, any dispute arising from this Agreement, or the subject matter hereof shall be governed by the laws of the United States and the State of Ohio, without regard to its conflicts of law principles.

15. MISCELLANEOUS. No waiver, modification, or cancellation of any term or condition or this Agreement shall be effective unless executed in writing signed by authorized representative of both parties. No waiver by either party of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof. THIS AGREEMENT DOES NOT CONSTITUTE AND SHALL NOT BE CONSTRUED AS CREATING AN AGENCY, PARTNERSHIP OR JOINT VENTURE RELATIONSHIP BETWEEN LICENSEE AND LICENSOR. The determination that any provision of this Agreement is invalid or unenforceable shall not


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invalidate this Agreement, and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the Marks, which are the subject matter hereof. Paragraphs 2, 6, 7, 8, 9,10, 11, 13, 14, and 15 shall survive termination of this Agreement.


                      (signature page follows immediately)

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IN WITNESS WHEREOF, the authorized representatives of the parties have read and signed this Agreement.



GARCIA ACQUISITION SUB, INC.             GATES, McDONALD & COMPANY

By: /s/ William W. Canfield              By: /s/ Danny Fullerton
   ------------------------------           ------------------------------
Name:   William W. Canfield              Name:   Danny Fullerton
     ----------------------------             ----------------------------
Title:  President and Chief              Title:  President and COO
        Executive Officer                      ---------------------------
      ---------------------------        Date:   March 27, 2002
Date:   March 27, 2002                        ----------------------------
     ----------------------------


Attachments to this Agreement: Schedule A






The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.